As filed with the Securities and Exchange Commission on August 29, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTECH SYSTEMS INCORPORATED

(Exact name of Registrant as specified in its charter)

Minnesota	41-16810894
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1120 Wayzata Boulevard East, Suite 201

Wayzata, MN 55391

(Address, including zip code, of Registrant’s principal executive offices)

NORTECH SYSTEMS INCORPORATED 2005 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Richard Wasielewski

Chief Financial Officer

1120 Wayzata Boulevard East, Suite 201

Wayzata, MN 55391

(952) 345-2244

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bert M. Gross

7201 Metro Boulevard

Minneapolis, MN 55439

(952) 918-4166

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock $0.01 par value per share, to be issued pursuant to the 2005 Incentive Compensation Plan	200,000 shares	$7.97	(1)	$1,594,000	(1)	$48.94

(1)                                                                                 Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, (the “Securities Act”) solely for the purpose of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices per share of the Common Stock as reported on The NASDAQ National Market on August 27, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Nortech Systems Incorporated with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)  Our latest annual report on Form 10-K for the year ended December 31, 2006, filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on March 9, 2007;

(b)  Our quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed on May 10, 2007;

(c)  Our quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed on August 10, 2007;

(d)  Our Definitive Schedule 14A (Proxy Statement) filed on April 2, 2007;

(e) The description of the our common stock contained in our Registration Statement on Form S-1/A, Registration No.333-00888, filed July 16, 1996, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such reports and documents.

Item 4 .	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Minnesota Statutes, Section 302A.521 provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines, including, without limitation, excise taxes assessed against each person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons who were or are serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.   We also maintain a directors and officers insurance policy, which insures our company, our officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7.	Exemption from Registration Claimed.

With respect to restricted securities to be reoffered or resold pursuant to this Registration Statement, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended, as restricted securities have been issued only to a small number of the Registrant’s executive officers, key employees, and directors.

Item 8.          Exhibits.

Exhibit	Description

4.1	Form of stock certificate (incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-00888 on Form S-1/A filed July 16, 1996)

5.1	Opinion of Bert M. Gross

23.1	Consent of Bert M. Gross (included in Exhibit 5.1)

23.2	Consent of McGladrey & Pullen, LLP

24.1	Power of Attorney (included in signature page of this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 28, 2007.

Nortech Systems Incorporated

/s/ Michael Degen
Michael Degen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Degen and Bert M. Gross, and each of them individually, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective statements), and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Degen	President, Chief Executive Officer and Director	August 28, 2007
Michael Degen	(Principal Executive Officer)

/s/ Richard Wasielewski	Chief Financial Officer (Principal Financial and Principal	August 28, 2007
Richard Wasielewski	Accounting Officer)

/s/Myron Kunin	Director	August 28, 2007
Myron Kunin

/s/C. Trent Riley	Director	August 28, 2007
C.Trent Riley

/s/ Kenneth Larson	Director	August 28, 2007
Kenneth Larson

/s/ Richard W. Perkins	Director	August 28, 2007
Richard W. Perkins